Exhibit 1.2

FORM OF MASTER FORWARD CONFIRMATION

Date:	November [•], 2022

To:	Orion Office REIT Inc.

2325 E. Camelback Road, Suite 850

Phoenix, AZ 85016

[email]

From:	[Dealer Name and Address]

Re: Master Confirmation for Registered Forward Transactions

Ladies and Gentlemen:

The purpose of this letter agreement (this “Master Confirmation”) is to confirm the terms and conditions of the transactions (collectively, the “Transactions” and each, a “Transaction”) to be entered into from time to time between [Dealer Name] (“Dealer”) and Orion Office REIT Inc. (“Counterparty”) in connection with the Equity Distribution Agreement dated November 15, 2022 among Dealer, Counterparty, [Agent Name], acting as forward seller for Dealer (in such capacity, the “Forward Seller”) and the other parties thereto (the “Equity Distribution Agreement”). This letter agreement shall be a “Confirmation” for purposes of the Agreement specified below. Each Transaction will be evidenced by a supplemental confirmation, substantially in the form attached as Annex A hereto (each, a “Supplemental Confirmation,” and each such Supplemental Confirmation, together with this Master Confirmation and the Pricing Supplement (as defined below), a “Confirmation”).

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into each Confirmation.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which each Confirmation relates on the terms and conditions set forth below.

1. Each party further agrees that each Confirmation, the Pricing Supplement (as defined below) delivered thereunder and the Agreement (as defined below) together evidence a complete binding agreement between Dealer and Counterparty as to the subject matter and terms of the Transaction to which such Confirmation relates. Each Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the election of USD as the Termination Currency and the election of the laws of the State of New York (without reference to choice of law doctrine other than NYGOL Section 5-1401) as the governing law). In the event of any inconsistency between provisions of the Agreement, this Master Confirmation, the relevant Supplemental Confirmation, the Pricing Supplement and the Equity Definitions, the following will prevail for the purposes of any Transaction in the order of precedence indicated: (i) the relevant Pricing Supplement, (ii) the relevant Supplemental Confirmation, (iii) this Master Confirmation, (iv) the Equity Definitions, and (v) the Agreement. The parties hereby agree that no transactions other than the Transactions to which this Master Confirmation and the Supplemental Confirmations relate shall be governed by the Agreement. For purposes of the Equity Definitions, each Transaction is a Share Forward Transaction.

2. The terms of the particular Transactions to which this Master Confirmation relates are as follows:

General Terms:

Trade Date:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.

Effective Date:	The first Clearance System Business Day on or after the Trade Date on which Shares sold in accordance with the Equity Distribution Agreement through the Forward Seller for Dealer pursuant to the Equity Distribution Agreement have settled.

Seller:	Counterparty

Buyer:	Dealer

Maturity Date:	For each Transaction, the date specified in the Supplemental Confirmation for such Transaction (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Shares:	The common stock of Counterparty, USD $0.001 par value per share (Ticker Symbol: “ONL”)

Base Amount:	For each Transaction, as specified in the Pricing Supplement for such Transaction, to be the aggregate number of Shares sold through the Forward Seller during the period from and including the Trade Date through and including the Hedge Completion Date; provided, further that on each Settlement Date, the Base Amount shall be reduced by the number of Settlement Shares for such Settlement Date.

Hedge Completion Date:	For each Transaction, the earliest of: (i) the date specified in writing as the Hedge Completion Date by Dealer, (ii) any Settlement Date, and (iii) the last Scheduled Trading Day of the Forward Hedge Selling Period specified in the Supplemental Confirmation for such Transaction. Promptly after the Hedge Completion Date, Dealer will furnish Counterparty with a pricing supplement (the “Pricing Supplement”) in substantially the form of Annex B hereto specifying the Hedge Completion Date, the Base Amount as of the Hedge Completion Date (the “Initial Base Amount”), and the Initial Forward Price.

Initial Forward Price:	For each Transaction, as specified in the Pricing Supplement, to be the product of (i) 100% minus the Forward Seller Commission Rate for such Transaction, and (ii) the Volume-Weighted Hedge Price for such Transaction.

Forward Seller Commission Rate:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.

Volume-Weighted Hedge Price:	For each Transaction, the per-Share volume weighted average price at which sales of Shares are executed by the Forward Seller on behalf of Dealer as forward purchaser pursuant to the Equity Distribution Agreement during the period from and including the Trade Date through and including the Hedge Completion Date (adjusted as the Calculation Agent determines appropriate in a commercially reasonable manner to (i) reflect the application on each day during such period of the Daily Rate for such day to the then-Initial Forward Price as of such day and (ii) reduce the then-Initial Forward Price by the relevant Forward Price Reduction Amount on any Forward Price Reduction Date occurring on or before the Hedge Completion Date, in each case in the same manner as adjustments are made to the Forward Price pursuant to the definition thereof).

Forward Price:

For each Transaction:

(a)   On the Hedge Completion Date, the Initial Forward Price; and

(b)   on each calendar day thereafter, (i) the Forward Price as of the immediately preceding calendar day multiplied by (ii) the sum of 1 and the Daily Rate for such day; provided that, on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Notwithstanding the foregoing, to the extent Counterparty delivers Shares hereunder on or after a Forward Price Reduction Date and at or before the record date for an ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Date, the Calculation Agent shall adjust the Forward Price to the extent it determines, in good faith and its commercially reasonable discretion, that such an adjustment is practicable and appropriate to preserve the economic intent of the parties (taking into account Dealer’s commercially reasonable hedge positions in respect of the Transaction).

Daily Rate:	For any day, a rate (which may be positive or negative) equal to (i) (a) the Overnight Bank Rate (or if the Overnight Bank Rate is no longer available, a successor rate selected by the Calculation Agent in its commercially reasonable discretion) for such day minus (b) the Spread divided by (ii) 360.

Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Forward Price Reduction Dates:	For each Transaction, as specified in Schedule I to the Supplemental Confirmation for such Transaction.

Forward Price Reduction Amounts:	For each Forward Price Reduction Date for a Transaction, the amount set forth opposite such date in Schedule I to the Supplemental Confirmation for such Transaction.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Clearance System:	The Depository Trust Company

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing the first sentence in its entirety with the following: “‘Market Disruption Event’ means in respect of a Share or an Index, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines is material.”

Early Closure:	Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	For each Transaction, any event that Dealer in its reasonable discretion, based on the advice of counsel, determines makes it reasonably necessary or appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or that have been voluntarily adopted in good faith by Dealer) that generally apply to transactions of a nature and kind similar to any Transaction for Dealer to refrain from or decrease any market activity in connection with such Transaction.

Settlement:

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent)

Settlement Date:

For each Transaction, any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date for such Transaction that is either:

(a)   designated by Counterparty as a “Settlement Date” by a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Dealer no less than (i) two Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Physical Settlement applies, and (ii) [10 Scheduled Trading Days] prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Share Settlement applies; provided that, if Dealer shall fully unwind its hedge with respect to the portion of the Base Amount to be settled during an Unwind Period by a date that is more than two Scheduled Trading Days prior to a Settlement Date specified above, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date (with prior notice to Counterparty at least two Scheduled Trading Days prior to such specified Settlement Date); or

(b)   designated by Dealer as a “Settlement Date” pursuant to the “Termination Settlement” provisions of Paragraph 7(g) below;

(A) provided that the Maturity Date will be a Settlement Date if on such date the Base Amount is greater than zero, and (B) provided further that, following the occurrence of at least three consecutive Disrupted Days during an Unwind Period and while such Disrupted Days are continuing, Dealer may designate any subsequent Scheduled Trading Day as the Settlement Date with respect to the portion of the Settlement Shares, if any, for which Dealer has determined an Unwind Purchase Price during such Unwind Period, it being understood that the Unwind Period with respect to the remainder of such Settlement Shares shall, subject to clause (ii) in “Settlement Method Election” below, recommence on the next succeeding Exchange Business Day that is not a Disrupted Day in whole.

Settlement Shares:

(a) With respect to any Settlement Date other than the Maturity Date, the number of Shares designated as such by Counterparty in the relevant Settlement Notice or designated by Dealer pursuant to the “Termination Settlement” provisions of Paragraph 7(g) below, as applicable; provided that the Settlement Shares so designated shall (i) not exceed the Base Amount at that time and (ii) in the case of a designation by Counterparty, be at least equal to the lesser of 1,000 and the Base Amount on such date; and

(b) with respect to the Settlement Date on the Maturity Date, a number of Shares equal to the Base Amount on such date;

in each case with the Base Amount on such date determined taking into account pending Settlement Shares.

Settlement Method Election:	For each Transaction, Physical Settlement, Cash Settlement, or Net Share Settlement, at the election of Counterparty as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Dealer is unable, in good faith and in its commercially reasonable discretion, to unwind its hedge by the end of the Unwind Period (taking into account any restrictions on Dealer resulting from any Overlap Unwind Period (as defined below)) (A) in a manner that, in the reasonable discretion of Dealer, based on advice of counsel, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (B) due to the occurrence of Disrupted Days or to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period, (iii) to any Termination Settlement Date (as defined under “Termination Settlement” in Paragraph 7(g) below) and (iv) if the Maturity Date is a Settlement Date other than as the result of a valid Settlement Notice, in respect of such Settlement Date; provided further that, if Physical Settlement applies under clause (ii) immediately above, Dealer shall provide written notice to Counterparty at least two Scheduled Trading Days prior to the applicable Settlement Date.

Settlement Notice Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Counterparty that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Counterparty delivers to Dealer with such Settlement Notice a representation, dated as of the date of such Settlement Notice and signed by Counterparty, (i) in the form set forth in clause (i) under the heading “Additional Representations and Agreements of Counterparty” in Paragraph 7(e) and (ii) that Counterparty and any of its subsidiaries has not applied, and shall not until after the first date on which no portion of a Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of such Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (I) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (II) (X) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that Counterparty comply with any requirement not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Issuer, and that it has not, as of the date specified in the condition, made a capital distribution or will make a capital distribution, or (Y) where the terms of a Transaction would cause Counterparty under any circumstances to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”), other than any such applications for Restricted Financial Assistance that were (or would be) made (x) determined based on the advice of outside counsel of national standing that the terms of such Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (y) after delivery to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that such Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

Physical Settlement:	On any Settlement Date in respect of which Physical Settlement is applicable for any Transaction, Counterparty shall deliver to Dealer through the Clearance System a number of Shares equal to the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount equal to the Physical Settlement Amount for such Settlement Date. If, on any Settlement Date, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the Physical Settlement Amount payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:	For any Settlement Date for which Physical Settlement is applicable, an amount in cash equal to the product of (a) the Forward Price in effect on the relevant Settlement Date multiplied by (b) the Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies for any Transaction, if the Cash Settlement Amount is a positive number, Dealer will pay the Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer. Such amounts shall be paid on such Settlement Date by wire transfer of immediately available funds.

Cash Settlement Amount:

An amount determined by the Calculation Agent equal to:

(a)   (i)(A) the weighted average (weighted on the same basis as clause (B)) of the Forward Prices on each day during the applicable Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, which is accounted for in clause (b) below), minus a commercially reasonable commission related to Dealer’s purchase of Shares in connection with the unwind of its commercially reasonable hedge position, to repurchase each Settlement Share, not to exceed USD 0.02, minus (B) the weighted average price (the “Unwind Purchase Price”) at which Dealer, or an affiliate of Dealer, purchases Shares during the Unwind Period to unwind its hedge with respect to the portion of the Base Amount to be settled during the Unwind Period (including, for the avoidance of doubt, purchases on any Disrupted Day in part), taking into account Shares anticipated to be delivered or received if Net Share Settlement applies, and the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, multiplied by (ii) the Settlement Shares for the relevant Settlement Date; minus

(b) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Settlement Shares for such Settlement Date with respect to which Dealer has not unwound its hedge, including the settlement of such unwinds, as of such Forward Price Reduction Date.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies for any Transaction, if the Cash Settlement Amount is a (i) positive number, Dealer shall deliver a number of Shares to Counterparty equal to the Net Share Settlement Shares, or (ii) negative number, Counterparty shall deliver a number of Shares to Dealer equal to the Net Share Settlement Shares; provided that, if Dealer determines in its commercially reasonable judgment that it would be required to deliver Net Share Settlement Shares to Counterparty for such Transaction, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date. If, on any Settlement Date for any Transaction, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Net Share Deferred Shares”), and a Forward Price Reduction Date with respect to such Transaction occurs during the period from, and including, such Settlement Date to, and including, the date such Net Share Settlement Shares are actually delivered to Dealer, then the portion of the Net Share Settlement Shares for such Transaction payable by Dealer to Counterparty in respect of the Net Share Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Net Share Deferred Shares.

Net Share Settlement Shares:	With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the Unwind Purchase Price, with the number of Shares rounded up in the event such calculation results in a fractional number.

Unwind Period:	For each Transaction, the period from and including the first Exchange Business Day following the date Counterparty validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the second Scheduled Trading Day preceding such Settlement Date, subject to “Termination Settlement” as described in Paragraph 7(g) below.

Failure to Deliver:	Applicable if Dealer is required to deliver Shares hereunder; otherwise, not applicable.

Share Cap:	Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver to Dealer on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement or any Private Placement Settlement, a number of Shares in excess of (i) [1.5] times the Initial Base Amount, subject to adjustment from time to time in accordance with the provisions of this Master Confirmation, the relevant Supplemental Confirmation or the Equity Definitions minus (ii) the aggregate number of Shares delivered by Counterparty to Dealer hereunder prior to such Settlement Date.

Adjustments

Method of Adjustment:	Calculation Agent Adjustment. Section 11.2(e) of the Equity Definitions is hereby amended by deleting clause (iii) thereof. For the avoidance of doubt, neither the declaration or payment of a cash dividend nor the issuance of stock options, restricted stock or restricted stock units in the ordinary course pursuant to Counterparty’s employee incentive plans will constitute a Potential Adjustment Event.

Additional Adjustment:	If, in Dealer’s commercially reasonable judgment, the stock loan fee to Dealer (or an affiliate of the Dealer), excluding the interest rate component payable by the relevant stock lender to Dealer or such affiliate (the “Stock Loan Fee”), over the Additional Adjustment Time Period specified in the applicable Supplemental Confirmation, of borrowing a number of Shares equal to the Base Amount to hedge in a commercially reasonable manner its exposure to any Transaction exceeds a weighted average rate equal to the Initial Stock Loan Fee specified in the applicable Supplemental Confirmation, the Calculation Agent shall reduce the Forward Price for such Transaction in order to compensate Dealer for the amount by which such Stock Loan Fee exceeded a weighted average rate equal to such Initial Stock Loan Fee during such period.

Extraordinary Events:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any Extraordinary Event (including, for the avoidance of doubt, any Merger Event, Tender Offer, Nationalization, Insolvency, Delisting, or Change In Law) shall be as specified below under the headings “Acceleration Events” and “Termination Settlement” in Paragraphs 7(f) and 7(g), respectively. Notwithstanding anything to the contrary herein or in the Equity Definitions, no Additional Disruption Event will be applicable except to the extent expressly referenced in Paragraph 7(f)(iv) below; provided, that Failure to Deliver shall be applicable if Dealer is required to deliver Shares hereunder. The definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “15%”.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Transfer:	Notwithstanding anything to the contrary herein or in the Agreement, Dealer may, without the consent of Counterparty, assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole or in part, to any affiliate of Dealer, (i) whose obligations hereunder are fully and unconditionally guaranteed by Dealer or Dealer’s ultimate parent entity, with such guaranty and guarantor having been designated by such affiliate as a Credit Support Document and a Credit Support Provider, respectively, or (ii) that has a rating for its long-term, unsecured and unsubordinated indebtedness or a long-term issuer rating that is equal to or better than the rating for Dealer’s long-term, unsecured and unsubordinated indebtedness or Dealer’s long-term issuer rating, as the case may be; provided that (A) at all times, Dealer and any transferee or assignee or other recipient of rights, title and interest, powers, privileges and remedies shall be eligible to provide a U.S. Internal Revenue Service Form W-9 or W-8ECI with respect to any payments or deliveries under the Agreement, (B) no Event of Default, Potential Event of Default or Termination Event with respect to which Dealer or such affiliate is the Defaulting Party or an Affected Party, as the case may be, exists or would result from the assignment, transfer or set-over, (C) no Acceleration Event or other event giving rise to a right or responsibility to designate a Termination Settlement Date or otherwise terminate or cancel the Transaction or to make an adjustment to the terms of the Transaction would result from the assignment, transfer or set-over and (D) Counterparty shall not be required to pay or deliver to the transferee or assignee under Section 2(d)(i)(4) of the Agreement any amount or number of Shares greater than the amount Counterparty would have been required to pay or deliver to Dealer in the absence of such transfer or assignment and (ii) Counterparty shall not receive from the transferee or assignee any amount or number of Shares less than it would have been entitled to receive in the absence of such transfer or assignment.

3. Calculation Agent:	Dealer, whose judgments, calculations, adjustments and other determinations as Calculation Agent and Determining Party shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or under any Supplemental Confirmation or to perform any obligation of the Calculation Agent hereunder or under any Supplemental Confirmation and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Following any judgment, calculation, adjustment or other determination by the Calculation Agent or the Determining Party hereunder or under any Supplemental

Confirmation, upon a written request by Counterparty, the Calculation Agent or Determining Party, as applicable, shall promptly (but in any event within three Scheduled Trading Days of Counterparty’s written request) provide to Counterparty by e-mail to the e-mail address provided by Counterparty a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail such determination and the basis for such determination (including any assumptions used in making such determination and any quotations, market data or information from internal or external sources), subject to the understanding that it shall not be obligated to disclose any proprietary or confidential models or other proprietary or confidential information used by it for such judgment, calculation, adjustment or determination.

4. Account Details:

(a) Account for delivery of Shares to Dealer:	To be furnished.

(b) Account for delivery of Shares to Counterparty:	To be furnished.

(c) Account for payments to Counterparty:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

(d) Account for payments to Dealer:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

5. Offices:

The Office of Counterparty for each Transaction is:

Inapplicable, Counterparty is not a Multibranch Party

The Office of Dealer for each Transaction is:

[•]

6. Notices: All notices under this Agreement shall be in writing and delivered by hand, overnight courier, mail or e-mail and shall be sufficient if delivered in accordance with the following (or such other address as each party may specify in writing):

(a) Address for notices or communications to Counterparty:

[•]

(b) Address for notices or communications to Dealer:

[•]

7. Other Provisions:

(a) Conditions to Effectiveness. Each Transaction shall be effective if and only if Shares are sold by the Forward Seller on or after the relevant Trade Date and on or before the relevant Hedge Completion Date pursuant to the Equity Distribution Agreement. If the Equity Distribution Agreement is terminated prior to any such sale of Shares thereunder, the parties shall have no further obligations in connection with such Transaction, other than in respect of breaches of representations or covenants on or prior to such date. For the avoidance of doubt, if the Equity Distribution Agreement is terminated prior to the relevant Hedge Completion Date, the Confirmation shall remain in effect with respect to any Shares that had been sold by the Forward Seller on or after the relevant Trade Date and prior to such termination.

(b) Equity Distribution Agreement Representations, Warranties and Covenants. As of the date hereof and on the Trade Date and on each Settlement Date (as defined in the Equity Distribution Agreement) with respect to any Transaction, Counterparty repeats and reaffirms as of such date all of the representations and warranties contained in the Equity Distribution Agreement. Counterparty hereby agrees to comply with its covenants contained in the Equity Distribution Agreement as if such covenants were made in favor of Dealer.

(c) Interpretive Letter. Each party agrees and acknowledges that each Transaction is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Interpretive Letter”). Without limiting the foregoing, Counterparty agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M. In addition, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Equity Distribution Agreement complies with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

(d) Agreements and Acknowledgments Regarding Shares.

(i) Counterparty agrees and acknowledges that, in respect of any Shares delivered to Dealer hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(ii) Counterparty agrees and acknowledges that Dealer (or an affiliate of Dealer) will hedge its exposure to each Transaction by selling Shares (up to the Initial Base Amount) borrowed from third party securities lenders or other Shares pursuant to a registration statement, and that, pursuant to the terms of the Interpretive Letter, the Shares delivered, pledged or loaned by Counterparty to Dealer (or an affiliate of Dealer) in connection with such Transaction may be used by Dealer (or an affiliate of Dealer) to return to securities lenders without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such securities loan is effected by Dealer or an affiliate of Dealer. Accordingly, subject to Paragraph 7(h) below, Counterparty agrees that the Shares that it delivers, pledges or loans to Dealer (or an affiliate of Dealer) on or prior to the final Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(iii) Counterparty agrees and acknowledges that it has reserved and will keep available at all times, free from preemptive or similar rights and free from any lien, charge, claim or other encumbrance, authorized but unissued Shares at least equal to the aggregate Share Cap for all outstanding Transactions, solely for the purpose of settlement under such Transactions.

(iv) Unless the provisions set forth below under “Private Placement Procedures” are applicable, Dealer agrees to use any Shares delivered by Counterparty hereunder on any Settlement Date to return to securities lenders to close out open securities loans created by Dealer or an affiliate of Dealer in the course of Dealer’s or such affiliate’s hedging activities related to Dealer’s exposure under a Transaction.

(v) With regard to bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of any Transaction, Dealer shall use its reasonable efforts, based on the advice of counsel, to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases.

(e) Additional Representations and Agreements of Counterparty. The representations and warranties of Counterparty set forth in Section 2 of the Equity Distribution Agreement are true and correct on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to any Transaction and are hereby deemed to be repeated to Dealer as if set forth herein. In addition to the representations and warranties in Section 2 of the Equity Distribution Agreement, the Agreement and those contained elsewhere herein, Counterparty represents, warrants and agrees as of any such date, the date hereof and the Trade Date for any Transaction as follows:

(i) Counterparty represents to Dealer that (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares, (B) each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the date of this representation, when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings), there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, (C) Counterparty is not entering into the relevant Supplemental Confirmation nor making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act, and (D) Counterparty is acting in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rule 10b-5 thereunder or any other provisions of the federal securities laws.

(ii) It is the intent of Dealer and Counterparty that following any election of Cash Settlement or Net Share Settlement by Counterparty, the purchase of Shares by Dealer during any Unwind Period comply with the requirements of Rule 10b5-l(c)(l)(i)(B) of the Exchange Act and that this Master Confirmation and the relevant Supplemental Confirmation shall be interpreted to comply with the requirements of Rule 10b5-l(c). Counterparty acknowledges that (A) during any Unwind Period Counterparty shall not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Dealer (or its agent or affiliate) in connection with this Master Confirmation and the relevant Supplemental Confirmation and (B) Counterparty is entering into the Agreement and this Master Confirmation and each Supplemental Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act. Counterparty and its Affiliates has not entered into or altered, and shall not enter into or alter, any transaction that hedges or offsets a Transaction. For purposes of the foregoing: (x) “Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity, and (y) “control” when used with respect to any person or entity, means ownership of 50% or more of the voting power or value of such person or entity.

(iii) Counterparty shall, at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once- a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(iv) During any Unwind Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or Counterparty reasonably expects in advance of the opening to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), to the extent permitted by applicable law but in no event later than the time such announcement first is made, (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement information indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(v) Neither Counterparty nor any of its affiliated purchasers (within the meaning of Rule 10b-18 under the Exchange Act) shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates, or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Master Confirmation or any Supplemental Confirmation, under an agreement with another party or otherwise, that might reasonably be expected to cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of a Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 determined as if all such foregoing purchases were made by Counterparty. However, the foregoing shall not (a) limit Counterparty’s ability, pursuant to any issuer “plan” (as defined in Rule 10b-18), to re-acquire Shares from employees in connection with such plan or program, (b) limit Counterparty’s ability to withhold Shares to cover tax liabilities associated with such a plan, (c) prohibit any purchases effected by or for an issuer “plan” by an “agent independent of the issuer” (each as defined in Rule 10b-18), (d) otherwise restrict Counterparty’s or any of its affiliates’ ability to repurchase Shares under privately negotiated, off-exchange transactions with any of its employees, officers, directors, affiliates or any third party that are not expected to result in market transactions or (e) limit Counterparty’s ability to grant stock and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options in connection with any issuer “plan” (as defined in Rule 10b-18) for directors, officers and employees or any agreements with respect to any such plan for directors, officers or employees of any entities that are acquisition targets of Counterparty, and in connection with any such purchase under (a) through (e) above, Counterparty will be deemed to represent to Dealer that such purchase does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18).

(vi) Counterparty will not engage in any “distribution” (as defined in Regulation M), other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) or 102(b)(7) of Regulation M, that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) Counterparty is not insolvent, nor will Counterparty be rendered insolvent as a result of any Transaction or its performance of the terms hereof.

(ix) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of each Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(x) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xi) To Counterparty’s actual knowledge, no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than Sections 13 and 16 under the Exchange Act; provided, that Counterparty makes no such acknowledgment with respect to any law, rule, regulation or regulatory order that is applicable to Dealer solely because of the Dealer or any of its affiliates being a financial institution or broker-dealer.

(xii) No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of this Master Confirmation or any Supplemental Confirmation and the consummation of any Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act and (ii) as may be required to be obtained under state securities laws.

(xiii) Counterparty (A) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into each Transaction; (B) has consulted with its own legal, financial, accounting and tax advisors in connection with each Transaction; and (C) is entering into each Transaction for a bona fide business purpose.

(xiv) Counterparty will, by the next succeeding Scheduled Trading Day notify Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default or a Potential Adjustment Event.

(xv) In addition to any other requirement set forth herein, Counterparty agrees not to designate, or to appropriately rescind or modify a prior designation of, any Settlement Date if it is notified by Dealer that, in the reasonable determination of Dealer, based on advice of counsel, such settlement or Dealer’s related market activity in respect of such date would result in a violation of any applicable federal or state law or regulation, including the U.S. federal securities laws. For the avoidance of doubt, this Paragraph 7(e)(xv) shall not apply to such portion of the Base Amount as is scheduled to settle on the Maturity Date pursuant to the proviso (A) set forth opposite the caption “Settlement Date” above.

(xvi) Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50 million as of the date hereof.

(f) Acceleration Events. For each Transaction, each of the following events shall constitute an “Acceleration Event”:

(i) Stock Borrow Event. In the commercially reasonable judgment of Dealer (A) Dealer (or an affiliate of Dealer) is not able to hedge in a commercially reasonable manner its exposure under such Transaction because insufficient Shares are made available for borrowing by securities lenders or (B) Dealer (or an affiliate of Dealer) would incur a cost to borrow (or to maintain a borrow of) Shares to hedge in a commercially reasonable manner its exposure under such Transaction that is greater than a rate equal to the Maximum Stock Loan Fee specified in the applicable Supplemental Confirmation (each, a “Stock Borrow Event”);

(ii) Dividends and Other Distributions. On any day occurring after the Trade Date for such Transaction, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (A) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from, and including, any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this paragraph (ii) only) to, but excluding, the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I to the relevant Supplemental Confirmation, (B) any Extraordinary Dividend, (C) any share capital or other securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (D) any other type of securities (other than Shares), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price, as determined in a commercially reasonable manner by Dealer; “Extraordinary Dividend” means any dividend or distribution (that is not an ordinary cash dividend or any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) declared by the Issuer with respect to the Shares that, in the commercially reasonable determination of Dealer, is (1) a dividend or distribution declared on the Shares at a time at which the Issuer has not previously declared or paid dividends or distributions on such Shares for the prior four quarterly periods, (2) a payment or distribution by the Issuer to holders of Shares that the Issuer announces will be an “extraordinary” or “special” dividend or distribution, (3) a payment by the Issuer to holders of Shares out of the Issuer’s capital and surplus or (4) any other “special” dividend or distribution on the Shares that is, by its terms or declared intent, outside the normal course of operations or normal dividend policies or practices of the Issuer

(iii) ISDA Termination.

(A) Dealer has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, in which case, except as a result of an Event of Default under Section 5(a)(i) of the Agreement (in which case Section 6 of the Agreement will apply) or to the extent the provisions of Paragraph 7(m) below apply, the provisions of Paragraph 7(g) below shall apply in lieu of the consequences specified in Section 6 of the Agreement; or

(B) Counterparty has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, in which case, except as a result of an Event of Default under Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party (in which case Section 6 of the Agreement will apply, subject to the provisions of Paragraph 7(y) hereof), the provisions of Paragraph 7(g) below shall apply in lieu of the consequences specified in Section 6 of the Agreement.

(iv) Other ISDA Events. The announcement of any event that, if consummated, would result in a Merger Event, Tender Offer, Nationalization, Insolvency or Delisting or the occurrence of any Hedging Disruption (with Dealer as the Hedging Party) or Change in Law; provided that, in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE American, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors) and if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange; provided further that the definition of “Merger Event” provided in Section 12.1(b) of the Equity Definitions is hereby amended by deleting the remainder of such Section beginning with the words “in each case if the Merger Date is on or before” in the fourth to last line thereof; provided further that (i) the definition of “Change in Law” provided in Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (A) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation” and (B) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Dealer on the Trade Date” and (ii) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in or announcement or statement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”) or any similar provision in any legislation enacted on or after the Trade Date; or

(v) Ownership Event. In the good faith judgment of Dealer, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (each, an “Ownership Event”). The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation or regulatory order (other than any obligations under Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) or Counterparty constituent document that for any reason is, or after the Trade Date becomes, applicable to ownership of Shares (“Applicable Provisions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Provisions, as determined by Dealer in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Provisions, as determined by Dealer in its reasonable discretion, minus (y) 1.0% of the number of Shares outstanding.

(g) Termination Settlement. For each Transaction, upon the occurrence of any Acceleration Event, (other than as provided for in Paragraph 7(f)), Dealer (or, in the case of an Acceleration Event that is an Event of Default or Termination Event, the party entitled to designate an Early Termination Date in respect of such Event of Default or Termination Event pursuant to Section 6 of the Agreement) shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, provided that, in case of designation by Dealer, Dealer shall have the right to select the number of Settlement Shares relating to such Termination Settlement Date and, in case of designation by Counterparty, the number of Settlement Shares relating to such Termination Settlement Date shall be the Base Amount on such Termination Settlement Date; further provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares necessary to reduce the Share Amount to reasonably below the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares as to which such Stock Borrow Event exists. If, upon designation of a Termination Settlement Date by Dealer for any Transaction pursuant to the preceding sentence, Counterparty fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of such Transaction, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Counterparty, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Dealer has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date. If an Acceleration Event occurs after Counterparty has designated a Settlement Date to which Physical Settlement applies but before the relevant Settlement Shares have been delivered to Dealer, then Dealer shall have the right to cancel such Settlement Date and designate a Termination Settlement Date in respect of such Shares pursuant to the first sentence hereof.

(h) Private Placement Procedures. If Counterparty is unable to comply with the provisions of sub-paragraph 7(d)(ii) of “Agreements and Acknowledgments Regarding Shares” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer otherwise determines that in its reasonable opinion any Shares to be delivered to Dealer by Counterparty may not be freely returned by Dealer or its affiliates to securities lenders as described under such sub-paragraph (ii) or otherwise constitute “restricted securities” as defined in Rule 144 under the Securities Act, then delivery of any such Shares (the “Restricted Shares”) shall be effected as provided below, unless waived by Dealer.

(i) If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in accordance with private placement procedures customary for private placements of equity securities of substantially similar size with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer), and if Counterparty fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of equity securities of a substantially similar size, all reasonably acceptable to Dealer (but provided that Counterparty shall only be required to use reasonable best efforts to deliver any such documentation the delivery of which is not entirely within Counterparty’s control). In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement, this Master Confirmation or any Supplemental Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

(ii) If Counterparty delivers any Restricted Shares in respect of any Transaction, Counterparty agrees that (A) such Shares may be transferred by and among Dealer and its affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(i) Indemnity. Counterparty agrees to indemnify Dealer and its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to any breach of any covenant or representation made by Counterparty in this Master Confirmation, any Supplemental Confirmation or the Agreement and will reimburse any Indemnified Party for all commercially reasonable expenses (including reasonable legal fees and reasonable expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom (whether or not such Indemnified Party is a party thereto), except to the extent determined in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from Dealer’s negligence, fraud, bad faith and/or willful misconduct or from a breach of any representation or covenant of Dealer contained in this Master Confirmation, any Supplemental Confirmation or the Agreement. For each Transaction, the foregoing provisions shall survive any termination or completion of such Transaction. For the avoidance of doubt, any payments due as a result of this provision may not be used to set off any obligation of Dealer upon settlement of the relevant Transaction.

(j) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(k) Governing Law/Jurisdiction. Each Confirmation and any claim, controversy or dispute arising under or related to each Confirmation shall be governed by the laws of the State of New York without reference to the conflict of laws provisions thereof other than NYGOL Section 5-1401. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

(l) Designation by Dealer. Notwithstanding any other provision in any Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of any Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(m) Insolvency Filing. Notwithstanding anything to the contrary herein, in any Supplemental Confirmation, in the Agreement or in the Equity Definitions, upon any Insolvency Filing or other proceeding under the Bankruptcy Code in respect of the Issuer, each Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Master Confirmation, any Supplemental Confirmation or the Agreement prior to the date of such Insolvency Filing or other proceeding), it being understood that each Transaction is a contract for the issuance of Shares by the Issuer.

(n) Disclosure. Effective from the date of commencement of discussions concerning any Transaction, each of Dealer and Counterparty and each of their employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment and tax structure.

(o) Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation or any Supplemental Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of a Transaction, except in circumstances where the cash settlement thereof is within Counterparty’s control (including, without limitation, where Counterparty so elects to deliver cash or fails timely to deliver Shares in respect of such settlement). For the avoidance of doubt, the preceding sentence shall not be construed as limiting any damages that may be payable by Counterparty as a result of a breach of or an indemnity under this Master Confirmation, any Supplemental Confirmation or the Agreement.

(p) Counterparty Share Repurchases. Counterparty agrees not to repurchase, directly or indirectly, any Shares if, immediately following such purchase, the Outstanding Share Percentage would be equal to or greater than 4.5%. The “Outstanding Share Percentage” as of any day is the fraction (1) the numerator of which is the aggregate Base Amount for all Transactions between Dealer and Counterparty pursuant to the Equity Distribution Agreement and (2) the denominator of which is the number of Shares outstanding on such day.

(q) Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer shall not have the right to acquire Shares hereunder and Dealer shall not be entitled to take delivery of any Shares hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, and after taking into account any Shares or any other voting class of securities of Counterparty concurrently deliverable to Dealer pursuant to any other transaction or Confirmation pursuant to the Equity Distribution Agreement (i) the Share Amount would exceed the Post-Effective Limit, (ii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder, including any “group” of which Dealer or its affiliates is a part, (the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 4.9% of the then outstanding Shares (the “Threshold Number of Shares”), (iii) Dealer would hold 5% or more of the number of Shares of Counterparty’s outstanding common stock or 5% or more of Counterparty’s outstanding voting power (the “Exchange Limit”) or (iv) such acquisition would result in a violation of any restriction on ownership and transfers set forth in Article VI of Counterparty’s Articles of Amendment and Restatement dated as of November 10, 2021 (the “Counterparty Stock Ownership Restriction”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, and after taking into account any Shares or any other voting class of securities of Counterparty concurrently deliverable to Dealer pursuant to any other transaction or Confirmation pursuant to the

Equity Distribution Agreement (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would directly or indirectly so beneficially own in excess of the Exchange Limit or (iv) such delivery would result in a violation of the Counterparty Stock Ownership Restriction. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, after such delivery, and after taking into account any Shares or any other voting class of securities of Counterparty concurrently deliverable to Dealer pursuant to any other transaction or Confirmation pursuant to the Equity Distribution Agreement (i) the Share Amount would not exceed the Post-Effective Limit, (ii) the Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares, (iii) Dealer would not directly or indirectly so beneficially own in excess of the Exchange Limit or (iv) such delivery would not result in a violation of the Counterparty Stock Ownership Restriction, as applicable.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Dealer shall be permitted to make any payment due in respect of such Shares to Counterparty in two or more tranches on or prior to the applicable Settlement Date that correspond in amount to the number of Shares delivered by Counterparty to Dealer pursuant to the immediately preceding paragraph.

Upon request of Dealer, Counterparty shall promptly confirm to Dealer the number of Shares then outstanding and Dealer shall then promptly advise Counterparty with respect to any limitations under this Paragraph 7(q) applicable to any anticipated delivery of Shares hereunder; provided, however, that neither a failure by Counterparty to notify Dealer of the number of Shares then outstanding nor a failure of Dealer to advise Counterparty with respect to any applicable limitations shall be deemed a default hereunder and notwithstanding such failure the remainder of this Paragraph 7(q) shall continue to apply. For the avoidance of doubt, any delivery of Shares made by Counterparty to Dealer that Dealer was not entitled to receive under the terms of this Paragraph 7(q) shall not be deemed to satisfy any of the delivery obligations of Counterparty hereunder and Dealer shall promptly return such Shares to Counterparty, pending which Dealer shall be deemed to hold any such Shares solely as custodian for the benefit of Counterparty.

(r) Commodity Exchange Act. Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”), the Agreement and each Transaction are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA.

(s) Bankruptcy Status. Subject to Paragraph 7(m) above, Dealer acknowledges and agrees that no Confirmation is intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Confirmation and the Agreement; and provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than any Transaction governed by this Master Confirmation.

(t) No Collateral or Setoff. Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations in respect of any Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties, shall be set off against obligations in respect of any Transaction, whether arising under the Agreement, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. Without limiting the generality of the foregoing and notwithstanding any contrary or otherwise inconsistent provision set forth in this Master Confirmation, any Supplement Confirmation or the Agreement, Dealer may not use any provision herein or therein or any other set-off or recoupment right hereunder or thereunder, by operation of law or otherwise as a basis for any action under or nonperformance of its obligations under any loan, letter of credit or other borrowing arrangement with Counterparty as borrower and to which Dealer or any affiliate of Dealer is a participating lender, with respect to which the terms of such loan, letter of credit or other borrowing arrangement shall control.

(u) Tax Matters.

(i)	For the purpose of Section 3(f) of the Agreement:

(A)	Dealer represents that it is:[1]

(1)	A “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(2)	A national banking association organized or formed under the laws of the United States.

(3)	An exempt recipient under U.S. Treasury Regulations Section 1.6049-4(c)(1)(ii)(M).

(B)	Counterparty represents that it is:

(1)	A “U.S. person” (as that term is used in U.S. Treasury Regulations Section 1.1441-4(a)(3)(ii)) for U.S. federal income tax purposes.

(2)	A real estate investment trust that is an exempt recipient under Treasury Regulations Section 1.6049-4(c)(1)(ii)(J).

(ii)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

[1]	To be updated for each Dealer.

(iii)

Incorporation of the ISDA 2015 Section 871(m) Protocol. To the extent that either party to the Agreement with respect to any Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the definitions, provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to such Transaction as if set forth in full herein, mutatis mutandis, as though such definitions and provisions were set out in full herein, with any such conforming changes as are necessary to deal with what would otherwise be inappropriate or incorrect cross references. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to any Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to such Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of such Transaction. For greater certainty, if there is any inconsistency between this provision and the provisions contained in any other agreement between the parties with respect to such Transaction, this provision shall prevail unless such other agreement expressly overrides the provisions of the Attachment to the 871(m) Protocol.

(iv)

Tax documentation. Both Counterparty and Dealer shall provide to each other (a) a valid and properly completed U.S. Internal Revenue Service Form W-9 and (b) any other form or document that may be required or reasonably requested by the other party in order to allow such other party to make a payment under this Master Confirmation, including any Credit Support Document, without any deduction or withholding for or on account of any tax or with such deduction or withholding at a reduced rate. In each such case, such form or document shall be completed accurately and in a manner reasonably acceptable to the other party and shall be delivered (i) in the case of (a) and (b) above, on or before the date of execution of this Master Confirmation; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any such tax form previously provided by the other party has become inaccurate or incorrect.

(v)

Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “change” in the fourth line thereof: “; provided that if a new account of one party is not in the same tax jurisdiction as the original account, the other party shall not be obliged to pay any greater amount and shall not be obliged to accept any lesser amount as a result of such change than would have been the case if such change had not taken place.”

(v) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the WSTAA, (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Master Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event hereunder or thereunder or under the Equity Definitions (including, but not limited to, any right arising from any Acceleration Event).

(w) Ownership Limit. Counterparty represents and undertakes to Dealer that Dealer, solely in its capacity as “Forward Purchaser” or “Forward Seller” (each as defined in the Equity Distribution Agreement) and any of its agents or affiliates, each solely with respect to its entering into this Master Confirmation or any Supplemental Confirmation pursuant to the Equity Distribution Agreement and consummating the relevant Transactions and any other transactions pursuant to the Equity Distribution Agreement, will not, independently or collectively with any other Forward Purchasers or Forward Sellers or their agents or affiliates acting in connection with other confirmations pursuant to the Equity Distribution Agreement, or the Equity Distribution Agreement, be deemed to “own” any Shares underlying or deliverable pursuant to such confirmation or confirmations for purposes of the Counterparty Stock Ownership Restriction.

(x) Other Forward(s). Dealer acknowledges that Counterparty may enter into one or more substantially identical forward transactions for Shares (each, an “Other Forward” and, collectively, the “Other Forwards”) with one or more Forward Purchasers (as defined in the Equity Distribution Agreement), other than Dealer. Dealer and Counterparty agree that if Counterparty designates a “Settlement Date” with respect to one or more Other Forwards for which “Cash Settlement” or “Net Share Settlement” is applicable, and the resulting “Unwind Period” for such Other Forward coincides for any period of time with an Unwind Period for any Transaction (the “Overlap Unwind Period”), Counterparty shall notify Dealer at least one Scheduled Trading Day prior to the commencement of such Overlap Unwind Period of the first Scheduled Trading Day and the length of such Overlap Unwind Period, and Dealer shall be permitted to purchase Shares to unwind its hedge in respect of any Transaction (and any other transaction between Dealer and Counterparty pursuant to the Equity Distribution Agreement with an overlapping Unwind Period for such transaction) only on alternating Scheduled Trading Days during such Overlap Unwind Period, as notified to Dealer by Counterparty at least one Business Day prior to such Overlap Unwind Period (which alternating Scheduled Trading Days, for the avoidance of doubt, may be every other Scheduled Trading Day if there is only one Other Forward, every third Scheduled Trading Day if there are two Other Forwards, etc.). Further, Counterparty shall not cause to occur, or permit to exist, any Forward Hedge Selling Period under a Transaction at any time that there is a “Forward Hedge Selling Period” or “Unwind Period” relating to any Other Forward and shall not cause to occur, or permit to exist, any Unwind Period under a Transaction at any time that there is a “Forward Hedge Selling Period” relating to any Other Forward. For the avoidance of doubt, the foregoing shall apply to any and all forward transactions for Shares between Counterparty and Dealer and Counterparty and any other Forward Purchasers entered into pursuant to the Equity Distribution Agreement.

(y) [U.S. Stay Regulations. The parties agree that (i) to the extent that prior to the date hereof all parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Master Confirmation, any Supplemental Confirmation and the Agreement, and for such purposes this Master Confirmation, such Supplemental Confirmation and the Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Master Confirmation, any Supplemental Confirmation and the Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Master Confirmation, any Supplemental Confirmation and the Agreement, and for such purposes this Master Confirmation, such Supplemental Confirmation and the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Master Confirmation and any Supplemental Confirmation, all parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this section. In the event of any inconsistencies between this Master Confirmation, any Supplemental Confirmation or the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to this “Master Confirmation,” any “Supplemental Confirmation” and the “Agreement” include any related credit enhancements entered into between the parties or provided by one to the other.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]2

(z) Other Matters. Counterparty represents that it is not a “financial end user” as defined in 12 CFR §45.2.

[Signature Page Follows]

[2]	To be customized for each Dealer.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Master Confirmation and returning it to us.

Very truly yours,

[DEALER NAME]

By:
Name:
Title:

Confirmed as of the date first above written:

ORION OFFICE REIT INC.

By:
Name:
Title:

ANNEX A

FORM OF SUPPLEMENTAL CONFIRMATION

Date:

To:	Orion Office REIT Inc.

2325 E. Camelback Road, Suite 850

Phoenix, AZ 85016

[email]

From:	[Dealer Name and Address]

Re: Supplemental Confirmation for Registered Forward Transaction

Ladies and Gentlemen:

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [Dealer Name] (“Dealer”) and Orion Office REIT Inc. (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of November [•], 2022 (the “Master Confirmation”) between Dealer and Counterparty, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[•], 20[•]

Forward Hedge Selling Period:	[•] – [•]

Forward Seller Commission Rate:	[•]%

Maturity Date:	[•], 20[•]

Spread:	[•]%

Additional Adjustment Time Period:	[•] consecutive Scheduled Trading Days

Initial Stock Loan Fee:	[•]%

Maximum Stock Loan Fee:	[•]%

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty hereunder, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to us.

Very truly yours,

[DEALER NAME]

By:
Name:
Title:

Confirmed as of the date first above written:

ORION OFFICE REIT INC.

By:
Name:
Title:

SCHEDULE I3

Forward Price Reduction Date	Forward Price Reduction Amount

Trade Date	USD 0.00

[_], 20[_]	USD [_]

[_], 20[_]	USD [_]

[_], 20[_]	USD [_]

[_], 20[_]	USD [_]

Maturity Date	USD 0.00

[3]	To be as set forth in the accepted Forward Instruction Notice.

ANNEX B

FORM OF PRICING SUPPLEMENT

Date:

To:	Orion Office REIT Inc.

2325 E. Camelback Road, Suite 850

Phoenix, AZ 85016

[email]

From:	[Dealer Name and Address]

Ladies and Gentlemen:

This Pricing Supplement is the Pricing Supplement contemplated by the Registered Forward Transaction under the Master Confirmation dated as of November [•], 2022 (the “Master Confirmation”) between [Dealer Name] (“Dealer”) and Orion Office REIT Inc. (“Counterparty”), as supplemented by the Supplemental Confirmation dated as of [•] (the “Supplemental Confirmation,” and together with the Master Confirmation and this Pricing Supplement, the “Confirmation”).

For all purposes under the Confirmation,

(a) the Hedge Completion Date is [•];

(b) the Base Amount shall be [•], subject to further adjustment in accordance with the terms of the Confirmation; and

(c) the Initial Forward Price shall be USD [•].

Very truly yours,

[DEALER NAME]

By:
Name:
Title:

Form of Forward Instruction Notice

From:	Orion Office REIT Inc.

Cc:	Orion Office REIT LP

To:	[Agent]

Subject:	Forward Instruction Notice

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated as of November 15, 2022 (the “Equity Distribution Agreement”), among Orion Office REIT Inc., a Maryland corporation (the “Company”), Orion Office REIT LP, a Maryland limited partnership and direct subsidiary of the Company (the “Operating Partnership”), and among other parties, [Forward Seller], as sales agent, forward seller and/or principal (in any such capacity, an “Agent”), and [Forward Purchaser], as forward purchaser (in such capacity, a “Forward Purchaser”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Equity Distribution Agreement or the Form of Master Confirmation set forth in Exhibit A (the “Form Confirmation”) to the Equity Distribution Agreement.

The Company desires to enter into a Forward, including a related Forward Contract substantially consistent with the Form Confirmation, in each case on the following terms:

Forward Hedge Selling Period:	[•]-[•]

[Designated Forward Hedge Shares:]	[•]

[Aggregate Maximum Forward Hedge Amount:]	$[•]

Minimum Share Price:[1]	$[•]

Forward Seller Commission Rate:	[•]%

Spread:	[•]%

Time Period for any “Additional Adjustment”:	[•] consecutive Scheduled Trading Days

Initial Stock Loan Fee:	[•]%

Maximum Stock Loan Fee:	[•]%

Maturity Date:	[•], 20[•]

[1]	Adjustable by the Company during the Forward Hedge Selling Period.

Forward Price Reduction Dates / Amounts ($):	[•], 20[•] / $[•] [•], 20[•] / $[•] [•], 20[•] / $[•] [•], 20[•] / $[•]

Other Deviations from the Form Confirmation:	[•]

Very truly yours,

ORION OFFICE REIT INC.

By:
Name:
Title: